Exhibit 99.2

ESCROW AGREEMENT

Agreement dated this 7th day of June 2010 by and between Discount Dental Materials, Inc. (hereinafter the “Company”) located at 4211 W. Magnolia Blvd., Burbank, CA 91505 and Gary B. Wolff, P.C. (hereinafter “Escrow Agent”) located at 488 Madison Avenue, Suite 1100, New York, New York 10022.

WHEREAS, Escrow Agent warrants and represents that he has read and reviewed the Company’s Form S-1 Registration Statement as initially filed on May 4, 2010 (SEC File No. 333-166508) as well as its First Amendment to its Registration Statement as being filed simultaneously with this Escrow Agreement (“Agreement”); and

WHEREAS, based upon such review and in particular, but not limited to that portion of the Registration Statement under the caption “The Offering,” Escrow Agent agrees with the Company to abide by all terms and conditions set forth under the aforesaid heading The Offering. And

WHEREAS, the Company is in full agreement with Escrow Agent.

NOW THEREFORE, the parties hereto agree to abide by each of the terms and conditions as set forth in the Company’s Registration Statement as same relate to the Company’s offering of securities and the maintenance of the Escrow Account.

DISCOUNT DENTAL MATERIALS, INC.	GARY B. WOLFF, P.C.
4211 W. MAGNOLIA BLVD.	488 MADISON AVE., SUTIE 1100
BURBANK, CA 10022	NEW YORK, NEW YORK 10022

By: /s/ R. Douglas Barton	By: /s/ Gary B. Wolff
R. Douglas Barton, President	Gary B. Wolff